Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Charles N. Funk
MidWestOne Financial Group, Inc.
319.356.5800 cfunk@midwestone.com

EVANS NAMED MIDWESTONE CHIEF OPERATING OFFICER

(August 10, 2009) Iowa City, Iowa – MidWestOne Financial Group, Inc. is pleased to announce the promotion of Susan R. Evans to the position of Chief Operating Officer of the Company and its subsidiary bank, MidWestOne Bank.

Evans joined the organization in 2001 as Senior Vice President, Retail Banking of Iowa State Bank & Trust Company. Following the March 2008 merger of ISB Financial Corp. and the former MidWestOne Financial Group, Inc., she assumed the same role for MidWestOne Bank.

“Sue is an outstanding leader and her leadership skills have never been more needed than in the past year with the MidWestOne merger,” said Charles N. Funk, President and CEO. “In her new role, she will be responsible for the coordination of all of our customer contact lines of business as well as insuring that all of our customers receive outstanding service in each encounter with our company.”

Evans has more than thirty years of banking experience, previously serving as Indianola Market President of Brenton Bank, Des Moines, as well as Retail Market and Sales Manager for US Bank, Des Moines. She also serves on the Board of Trustees of the Colorado Graduate School of Banking in Boulder.

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Additional Information About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which has a total of 28 banking offices in Iowa and provides electronic delivery of financial services through its website, www.midwestone.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.